Exhibit 23.3

Private and Confidential

Legal Opinion

To: Powerbridge Technologies Co., Ltd.

1st Floor, Building D2, Southern Software Park

Tangjia Bay, Zhuhai, Guangdong 519080, China

[Date] 2019

Dear Sirs:

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We act as PRC counsel to Powerbridge Technologies Co., Ltd.(the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of 2,684,727 ordinary shares of par value US$0.00166667 per share of the Company (“Ordinary Shares”) (the “Offered Securities”), in accordance with the Company’s Registration Statement on Form F-1 (File No. 333-229128), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (including the rules and regulations promulgated thereunder, the “Securities Act”) as amended, and (b) the Company’s proposed listing of the Offered Securities on the NASDAQ Capital Market (the “Listing”) ((a) and (b) above collectively, the “Transactions”). We also act as PRC counsel to the PRC Company defined below.

3.	In connection with the Transactions, we have been requested to provide this Opinion as to (i) the PRC Company (as defined below) and (ii) certain matters relating to the PRC Laws (as defined below) pursuant to the terms of or relating to the underwriting agreement (the “Underwriting Agreement”) dated [*] among the Company and the several underwriters (such underwriters, including the Representatives (as defined below), the “Underwriters” and each an “Underwriter”) named in Schedule II hereto for which MAXIM GROUP LLC (“Maxim”) and THE BENCHMARK COMPANY, LLC (“Benchmark”), acting as representatives to the several Underwriters (in such capacity, the “Representatives” and each a “Representative”).

北京 ● 上海 ● 深圳 ● 广州 ● 成都 ● 武汉 ● 重庆 ● 青岛 ● 杭州 ● 香港 ● 东京 ● 伦敦 ● 纽约 ● 洛杉矶 ● 旧金山

Beijing ● Shanghai ● Shenzhen ● Guangzhou ● Chengdu ● Wuhan ● Chongqing ● Qingdao ● Hangzhou ● Hong Kong ● Tokyo ● London ● New York ● Los Angeles ● San Francisco

LEGAL OPINION

4.	In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“Final Prospectus ”	means the final prospectus dated [*] filed with the SEC pursuant to Rule 424(b) under the Securities Act.
“Governmental Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC. “Governmental Agencies” shall be construed accordingly.
“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Governmental Agency.
“Group Companies”	means the Company, the Offshore Entities and the PRC Company
“Intellectual Property Rights”	means trademarks, trade names, patent rights, copyrights, domain names, licenses, trade secrets, inventions, technology, know-how, proprietary rights, computer software and other intellectual property and similar rights, including registrations and applications for registration thereof.
“Material Adverse Effect”	means the material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Company taken as a whole.
“Offshore Entities”	means the Company’s direct and indirect subsidiaries that are incorporated outside the PRC.
“PRC Company”	means Zhuhai Powerbridge Technology Co., Ltd.
“PRC Laws”	mean any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.
“Preliminary Prospectus”	means the Preliminary Prospectus dated [*] that forms part of the Registration Statement, as amended.
“Prospectus”	means the Preliminary Prospectus, the free writing prospectus dated [*] filed with the SEC and the pricing information contained in Schedule I to the Underwriting Agreement, and the Final Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act.
“RMB”	means the lawful currency of the PRC.
“US$”	means the lawful currency of the United States of America.

LEGAL OPINION

5.	In rendering this Opinion we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Company and such other documents, corporate records, certificates issued by Governmental Agencies in the PRC and officers of the Company, the PRC Company and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant Governmental Agencies of the PRC and the appropriate representatives of the Company and/or the PRC Company with the proper powers and functions, and we have qualified our opinion as “to our best knowledge after due and reasonable inquiries” without further independent investigation.

In examining the Documents and for the purpose of giving this Opinion, we have assumed:

(a)	each and all of factual representations, warranties and statements of the Company and the PRC Company contained in the Documents are true, accurate and complete as of the date of this Opinion;

(b)	the genuineness of all the signatures, seals and chops and the authenticity of the Documents submitted to us as originals, and the conformity with authentic original documents submitted to us as copies;

(c)	the truthfulness, accuracy and completeness of all corporate minutes and resolutions of or in connection with the PRC Company as they were presented to us;

(d)	the truthfulness, accuracy and completeness of all factual statements in the Documents and all other factual information provided to us by both of the Company and the PRC Company;

(e)	the truthfulness, accuracy and completeness of the statements made by the Company and the PRC Company in response to our inquiries for the purposes of this Opinion;

(f)	that the Documents which have been presented to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented, except as noted therein;

(g)	that all parties thereto, other than the PRC Company, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(h)	the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

6.	Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Incorporation and Existence of the PRC Company.

The PRC Company has been duly incorporated and is validly existing with legal person status and limited liability under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws. The registered capital of the PRC Company has been duly paid in accordance with the relevant PRC Laws and its articles of association. All the equity interests of the PRC Company are legally owned by its shareholder, and, to our best knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims or any third-party right. To our best knowledge after due and reasonable inquiries, there are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in the PRC Company. All Governmental Authorizations required under the PRC Laws for the ownership by its shareholder of its equity interests in the PRC Company have been duly obtained.

Other than the above, the business license of Guangxi Hongqiao Huazhi Technology Co. Ltd, of which the PRC Company owns 65% of its equity interests, has been revoked. To our best knowledge after due and reasonable inquiries and the Company’s confirmation, the business and operation of Guangxi Hongqiao Huazhi Technology Co. Ltd were terminated prior to the above revocation, and as of the date hereof, the Company is dealing with relevant procedures with regard to the dissolution of Guangxi Hongqiao Huazhi Technology Co. Ltd, which would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

LEGAL OPINION

(2)	Corporate Structure.

The descriptions of the corporate structure of the PRC Company set forth in “Corporate History and Structure” section of the Prospectus are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. The descriptions of the events and transactions set forth in “Corporate History and Structure” section of the Prospectus and, to the extent that such descriptions relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, “Related Party Transactions” section of the Prospectus, are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structure of the PRC Company as set forth in the Prospectus has been in compliance, and immediately after the consummation of the Transactions will comply, with the current PRC Laws, and no consent, approval, license, registration, filings, or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such ownership structures.

(3)	Business.

To the best of our knowledge after due and reasonable inquiries, the PRC Company (A) has full legal right, power and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and described in the Registration Statement and the Prospectus and is duly qualified to transact business in PRC where it owns or uses or leases properties, conducts any business or in which such qualification is required, subject to item (B) below, and (B) has all necessary Governmental Authorizations to conduct its business in the manner described in the Registration Statement and the Prospectus, except where lack of the Governmental Authorization would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Registration Statement and the Prospectus. To our best knowledge after due and reasonable inquiries, (a) the PRC Company is in compliance with the provisions of all Governmental Authorizations in all material respects, (b) the PRC Company has not received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorization, and (c) no circumstances have arisen such that any of such Governmental Authorizations may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.

(4)	Compliance with Articles of Association.

To our best knowledge after due and reasonable inquiries, the business carried out by the PRC Company complies with its articles of association in effect and is within the business scope described in its current business license.

LEGAL OPINION

(5)	Use of Proceeds.

The application of the net proceeds to be received by the Company from the Offering as contemplated by the Registration Statement and the Prospectus, will not contravene any provision of applicable PRC Laws, or the articles of association, or the business license of the PRC Company or contravene the terms or provisions of, or to our best knowledge after due and reasonable inquiries, constitute a default under, as known to us, any mortgage, loan agreement, note, lease or other agreement or instrument binding upon the PRC Company, or any judgment, order or decree of any Governmental Agency in the PRC.

(6)	No Violation or Default.

To our best knowledge after due and reasonable inquiries, the PRC Company is not in breach or violation of or in default under, as the case may be, (A) its articles of association and business licenses or any other constituent documents, (B) any bank loan or credit agreement or other evidence of indebtedness governed by the PRC Laws nor has any event occurred which with notice, lapse of time, or both that are known to us would result in any breach of, or constitute default under or give the holder of any indebtedness the right to require the repurchase, redemption or repayment of all or part of such indebtedness, (C) any obligation, license, lease, contract or other agreement or instrument governed by the PRC Laws to which the Company or the PRC Company is a party or by which any of them may be bound or affected, that are known to us, or (D) any PRC Law, or any verdict, judgment or order of any court in the PRC, applicable to the Company, the PRC Company in any material aspect.

(7)	SAFE Rules Compliance.

To our best knowledge after due and reasonable inquiries, as the controlling shareholders Messrs. Ban Lor and Stewart Lor are not PRC residents, they are not subject to the relevant obligations under the Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles (the “Circular 37”) to make any application, registration or filling for holding the equity interests of the Company. To our best knowledge after due and reasonable inquiries, the other individual shareholders, who are PRC residents holding the equity interests of the Company, directly or indirectly, are subject to the aforesaid obligations under the Circular 37, and subject to the Company’s confirmation, the Company has requested and procured these individual PRC shareholders to consummate the registration/filing and other relevant necessary procedures as required by the Circular 37.

(8)	Absence of Further Action.

No Governmental Authorization from any Governmental Agency are required in connection with (A) the issuance and sale of the Offered Securities, and (B) consummation by the Company and the Underwriters of the transactions contemplated by the Underwriting Agreement, as applicable.

LEGAL OPINION

(9)	No Violation.

The issuance, sale and delivery of the Offered Securities at the applicable closing date and the execution and delivery by the Company of, and the performance by the Company of its obligations under the Underwriting Agreement and the due consummation by the Company of the transactions contemplated therein, to our best knowledge after due and reasonable inquiries, (A) do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement or instrument to which the PRC Company is a party or by which the PRC Company is bound or to which any of the properties or assets of the PRC Company is bound or subject; (B) do not result in any violation of the provisions of the articles of association, business licenses or any other constituent documents of the PRC Company; and (C) do not result in any violation of any provision of the PRC Laws.

(10)	Title to Property and Leased Assets.

To our best knowledge after due and reasonable inquiries, (A) the PRC Company has legal and valid title to all of its material real and personal properties and assets, in each case, free and clear of any liens, charges, encumbrances, equities, claims, defects, options or restrictions; (B) each lease agreement in effect to which the PRC Company is a party is duly executed, legally binding and enforceable in accordance with their terms under PRC Laws; and (C) neither of the Company or the PRC Company owns, operates, manages or has any other right or interest in any other material real property of any kind in the PRC.

(11)	Guarantees.

To our best knowledge after due and reasonable inquiries, there are no material outstanding guarantees or material contingent payment obligations of the PRC Company in respect of indebtedness of third parties.

(12)	Intellectual Property.

The information in the Registration Statement and the Prospectus under the sections “Prospectus Summary,” “Risk Factors,” “Business—Our Competitive Strengths”, and “Intellectual Property”, as they relate to the Intellectual Property Rights (collectively, the “IP Portions”), insofar and to the extent as such information constitutes matters of any PRC law or summaries of any PRC legal matters or legal conclusions, has been reviewed by us and fairly summarizes the legal matters set forth therein under the PRC laws in all material respects.

The PRC Company has valid and clear title to the Intellectual Property Rights owned or co-owned by or licensed to the PRC Company and set forth on Schedule I attached hereto with all required maintenance and other fees having been paid. To our knowledge after due and reasonable inquiries, (i) nothing has come to our attention that causes us to believe that the PRC Company lacks any rights to exercise the Intellectual Property Rights we believe to be necessary in order to conduct its business as disclosed in the IP Portions; (ii) we are not aware of any facts that we believe would form a basis for a belief that any of the Intellectual Property Rights owned by the PRC Company are unenforceable or invalid or would be unenforceable or invalid if issued as patents as of the date hereof; (iii) we know of no pending or threatened action, suit, proceeding or claim by others alleging that the PRC Company is infringing any patent right; (iv) the PRC Company and its licensors have complied with the relevant duties required by National Intellectual Property Administration, PRC (“CNIPA”) for each of the patents and patent applications included in the Intellectual Property Rights in the material aspects; and (v) the PRC Company has not received notice by the Patent Offices of any material adverse proceeding with respect to the Intellectual Property Rights.

LEGAL OPINION

To our knowledge, we are not aware (i) of any legal or governmental proceedings in the PRC that is pending and relates to the Intellectual Property Rights (other than normal processing of any patent and/or trademark applications before applicable patent or trademark authorities or agencies according to the applicable laws and regulations), or (ii) of any such proceedings relating to the Intellectual Property Rights which are threatened or contemplated by governmental authorities or any other third parties, and might have material adverse effect to such Intellectual Property Rights.

To our knowledge, we are not aware of any fact that the PRC Company is now infringing, and upon commercialization, infringe or might or might infringe, any valid claim of any issued patents, trademarks, or copy rights of others.

We have no knowledge of any fact that would preclude the PRC Company from having valid license rights or clear title to the Intellectual Property Rights; we have no knowledge that the PRC Company lacks or will be unable to obtain any material rights or licenses to use all Intellectual Property Rights that are, or would be, necessary to conduct the business now conducted or proposed to be conducted as described in the Registration Statement and the Prospectus.

Other than as disclosed in the IP Portions, to our knowledge, the PRC Company (i) has not received any notice of infringement of the rights of any third person concerning any material patents; (ii) is not infringing any material patents of others we believe to be necessary to conduct its business as described in the Registration Statement and the Prospectus; and (iii) there is no infringement by others of any of the Intellectual Property Rights which would reasonably be expected to have a Material Adverse Effect.

To our knowledge, there are (i) no legal or governmental proceedings pending against the PRC Company relating to the Intellectual Property Rights (adverse proceedings), other than CNIPA’ review of pending applications for patents, and, (ii) no such proceedings are threatened or contemplated by Governmental Agencies or others, which might have a Material Adverse Effect.

To our knowledge, we are not aware of any contracts that might materially adversely affect the PRC Company’s rights relating to the Intellectual Property Rights that are not described in the IP Portions.

LEGAL OPINION

(13)	Dividends.

All dividends and other distributions declared and payable upon the equity interest of the PRC Company directly or indirectly owned by the Company in accordance with the PRC Laws may under the current PRC Laws be paid in RMB which may be converted into foreign currency and freely remitted out of the PRC without the necessity of obtaining any Governmental Authorization from any Governmental Agency, provided that any enterprise income tax, if applicable to the Company as described in the Registration Statement and the Prospectus, has been duly withheld and the remittance of such dividends and other distributions outside of the PRC complies with the procedures required under the PRC Laws relating to foreign exchange.

(14)	PRC Taxes.

To our best knowledge after due and reasonable inquiries, the PRC Company has not been investigated, claimed or penalized for any material PRC tax incompliance which might be assessed against it or any material penalty imposed in connection with any late payment of PRC taxes.

(15)	Employment.

To the best of our knowledge after due and reasonable inquiry (a) the PRC Company is in compliance with the PRC Laws on labor and employment in all material aspects; (b) no labor dispute, legal proceedings or other conflict with the employees of the PRC Company exists or is imminent or threatened and there is no past or present events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the PRC Company under, or to interfere with or prevent compliance by the PRC Company with, any PRC Laws on labor and employment; no action, suit, proceeding, inquiry or investigation before or brought by any court or any Governmental Agencies, except such disputes, legal proceedings or conflicts which would not, individually or in the aggregate, have a Material Adverse Effect.

(16)	Social Insurance.

Except as disclosed in the Registration Statement and the Prospectus, to the best of our knowledge after due and reasonable inquiry, the PRC Company is in compliance with the PRC Laws on Social Insurance Premiums and Housing Accumulation Funds, except where the failure to be incompliance with such laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(17)	No Proceedings.

To our best knowledge after due and reasonable inquiries, there are no current, pending or threatened legal, arbitrative, regulatory, administrative or other governmental decisions, rulings, orders, demands, actions, proceedings or initiatives before any court, arbitration body or any Governmental Agencies in the PRC, to which any of the Company, the PRC Company is a party or to which any of the assets of the Company, or the PRC Company are subject. To our best knowledge after due and reasonable inquires, no labor dispute, legal proceedings or other conflict with the employees of the PRC Company exists or is imminent or threatened and there is no action, suit, proceeding, inquiry or investigation before or brought by any court or any Governmental Agencies. To our best knowledge after due and reasonable inquiries, there are no actions, suits, claims, investigations, arbitrations or proceedings pending against D+O or employees of the Company in connection with the discharge of their duties as D+O or employees of the Company or affecting any of its properties or assets of a character required to be disclosed in the Registration Statement or the Prospectus that is not disclosed in the Registration Statement or Prospectus as required by the Securities Act and the rules thereunder.

LEGAL OPINION

(18)	No Liquidation.

To our best knowledge after due and reasonable inquiries, the PRC Company has not taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorization.

(19)	Statements in the Prospectus.

The statements in the Prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “Corporate History and Background,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” “Government Regulation,” “Management,” “Taxation – Material PRC Income Tax Consideration,” “Related Party Transactions,” “Underwriting,” and “Legal Matters” and the IP Portions (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

(20)	Government Regulation

The information in the Registration Statement and the Prospectus under the captions “Government Regulation” (the “Regulatory Portions”), insofar and to the extent as such information constitutes matters of PRC laws or summaries of PRC legal matters or legal conclusions, has been reviewed by us and fairly summarizes the PRC legal matters set forth therein in all material respects.

Nothing has come to our attention which causes us to believe that information in the Regulatory Portions of the Registration Statement and the Prospectus pertaining to regulatory matters contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, which would make the same misleading in any material aspect.

(21)	No Stamp Tax

No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Underwriters to the Governmental Agencies or to any PRC political subdivision or PRC taxing authority thereof or therein in connection with (A) the execution and delivery of the Underwriting Agreement, to the extent that the performance of the transaction therein is not within the PRC, governed by PRC Laws or related to contractual arrangement involving the PRC Company, the performance of the Underwriting Agreement; (B) the issuance, sale and delivery by the Company of the Ordinary Shares, as applicable, to or for the respective accounts of the Underwriters in the manner contemplated in the Underwriting Agreement; or (C) the sale and delivery outside the PRC by the Underwriters of the Ordinary Shares to the initial purchasers which are non-resident companies under PRC laws thereof in the manner contemplated in the Underwriting Agreement.

(22)	No Deemed Residence

As a matter of PRC Laws, no holder of any of the Ordinary Shares of the Company will be subject to liability in respect of any liability of the PRC Company, and no holder of any of the Ordinary Shares of the Company who is a non-resident company under PRC laws will be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of the holding of such Ordinary Shares. There are no limitations under PRC Laws on the rights of holders of the Ordinary Shares to hold, vote or transfer their Ordinary Shares nor any statutory pre-emptive rights or transfer restrictions applicable to the Ordinary Shares, except for (A) the possible PRC tax that may be applicable to any gains that the holders of ordinary shares may realize on the sale of such ordinary shares, and (B) those relating to a transaction subject to the PRC anti-monopoly laws.

Nothing has come to our attention, insofar as the PRC legal matters are concerned, that causes us to believe that as of its date and as of the date of delivery of this opinion, the Prospectuses (other than the financial statements and related schedules therein, as to which we express no opinion), to the extent such statements relate to matters of the PRC Laws, contained or contains any untrue statement of a material fact, or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, or not misleading.

LEGAL OPINION

7.	This opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

(c)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee and its international legal counsel. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the international legal counsel of the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agencies.

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LEGAL OPINION

[Signature Page]

Yours faithfully,

Zhong Lun Law Firm

LEGAL OPINION

SCHEDULE I
INTELLECTUAL PROPERTY

I.	THE MAJOR TRADEMARKS

NO.	Current Owner	Mark	Registration No.	Status	Class/Description	Expiration Date	Country of Registration
1	Zhuhai Powerbridge Technology Co., Ltd		32673249	Pending	Class 38: Information transmission; Computer terminal communication; Computer-aided information and image transmission; Information transmission equipment rental; Provide telecommunications link services to connect with the global computer network; Telecommunications routing and junction services; Provide access service for global computer network users; Provide database access service; Digital file transfer; Teleconference call service	N/A	China

2	Zhuhai Powerbridge Technology Co., Ltd	32670567	Pending	Class 42: Technical research; Research or develop new products for others; Computer programming; Computer software design; Computer hardware design and development consulting; Computer software rental;
					Computer software maintenance; Computer system analysis; Computer software installation; Computer software consulting	N/A	China

LEGAL OPINION

II.	PATENT APPLICATIONS

NO.	Current Owner	Patent Name	Application No.	Status	Number of Patent Application	Registration Date	Country of Registration
1.	Zhuhai Powerbridge Technology Co., Ltd	A method and device for voice activation and logic control of eliminating network reverberation	201810670524.X	Pending	2018062602326070	June 26, 2018	China

2.	Zhuhai Powerbridge Technology Co., Ltd	A method and device for automatic inspection of customs clearance data	201810670525.4	Pending	2018062602326160	June 26, 2018	China

3.	Zhuhai Powerbridge Technology Co., Ltd	A method and device for decoupling an application’s page from the back end	201810670907.7	Pending	2018062700010540	June 27, 2018	China

4.	Zhuhai Powerbridge Technology Co., Ltd	An automatic document distribution method and device based on text rules	201810670929.3	Pending	2018062700016140	June 27, 2018	China

5.	Zhuhai Powerbridge Technology Co., Ltd	A cross-platform application of generation methods and devices that is based on configuration	201810671224.3	Pending	2018062700050900	June 27, 2018	China

6.	Zhuhai Powerbridge Technology Co., Ltd	A method and device for to realize the single table maintenance function	201810671225.8	Pending	2018062700050930	June 27, 2018	China

7.	Zhuhai Powerbridge Technology Co., Ltd	A method for quickly generating WEB projects that is based on configuration	201810680192.3	Pending	2018062702332210	June 27, 2018	China

8.	Zhuhai Powerbridge Technology Co., Ltd	A method and system for quickly generating HTML code	201810680847.7	Pending	2018062800046630	June 27 2018	China

9.	Zhuhai Powerbridge Technology Co., Ltd	A template method and device for describing mobile APP	201810681493.8	Pending	2018062800264320	June 27 2018	China

LEGAL OPINION

NO.	Current Owner	Patent Name	Application No.	Status	Number of Patent Application	Registration Date	Country of Registration
10.	Zhuhai Powerbridge Technology Co., Ltd	A method and device for quickly verifying the identity of residents	201810681905.8	Pending	2018062800486440	June 27 2018	China

11.	Zhuhai Powerbridge Technology Co., Ltd	Authentication method based on gateway routing and forwarding	201810644346.3	Pending	2018062101730090	June 21 2018	China

12.	Zhuhai Powerbridge Technology Co., Ltd	Real-time dynamic forwarding method based on gateway infrastructure service	201810644350.X	Pending	2018062101730150	June 21 2018	China

13.	Zhuhai Powerbridge Technology Co., Ltd	An integrated automatic packaging method based on IOS system	201810803035.7	Pending	2018072001505740	July 20, 2018	China

14.	Zhuhai Powerbridge Technology Co., Ltd	An invocation method for HTTP dynamic request service	201810804414.8	Pending	2018072001711340	July 20, 2018	China

15.	Zhuhai Powerbridge Technology Co., Ltd	A method for single page application which is based on configuration and references to remote page components	201810805226.7	Pending	2018072001829640	July 20, 2018	China

16.	Zhuhai Powerbridge Technology Co., Ltd	A method of virtual identity verification	201810806089.9	Pending	2018072001941550	July 20, 2018	China

17.	Zhuhai Powerbridge Technology Co., Ltd	Data distribution and processing method based on micro-service architecture	201810806520.X	Pending	2018072100042730	July 21, 2018	China

18.	Zhuhai Powerbridge Technology Co., Ltd	An integrated automatic packaging method based on Android system	201810806545.X	Pending	2018072100044220	July 21, 2018	China

LEGAL OPINION

NO.	Current Owner	Patent Name	Application No.	Status	Number of Patent Application	Registration Date	Country of Registration
19.	Zhuhai Powerbridge Technology Co., Ltd	A micro service architecture service distribution system and mode optimization method	201810813541.4	Pending	2018072301833290	July 23, 2018	China

20.	Zhuhai Powerbridge Technology Co., Ltd	An inter-service authentication system and optimization method for micro service architecture	201810814095.9	Pending	2018072301929670	July 23, 2018	China

21.	Zhuhai Powerbridge Technology Co., Ltd	Method, device and system for tracing cargo information	201810832789.5	Pending	2018072601368070	July 26, 2018	China

22.	Zhuhai Powerbridge Technology Co., Ltd	Transmission method, installation and system of international trade documents	201810832790.8	Pending	2018072601368580	July 26, 2018	China

23.	Zhuhai Powerbridge Technology Co., Ltd	Transaction data verification methods, devices and systems	201810832808.4	Pending	2018072601378170	July 26, 2018	China

24.	Zhuhai Powerbridge Technology Co., Ltd	A blockchain-based trade synergy method and trade synergy system	201810832809.9	Pending	2018072601366890	July 26, 2018	China

25.	Zhuhai Powerbridge Technology Co., Ltd	Blockchain-based methods and devices for trade supply chain recommendation	201810832906.8	Pending	2018072601380310	July 26, 2018	China

26.	Zhuhai Powerbridge Technology Co., Ltd	A blockchain-based method and device for evaluating trade finance	201810832909.1	Pending	2018072601425440	July 26, 2018	China

27.	Zhuhai Powerbridge Technology Co., Ltd	A blockchain-based method for contract drafting	201810872545.X	Pending	2018080201802660	August 2, 2018	China

28.	Zhuhai Powerbridge Technology Co., Ltd	An identity authentication method based on blockchain	201810872552.X	Pending	2018080201802710	August 2, 2018	China

LEGAL OPINION

III.	COPYRIGHTS

NO.	Registration Number	Software Name and Version Number	Copyright Owner	Publication Date of Patent Application	Registration Date	Country of Registration
1.	2004SR01879	Powerbridge CRM – Foreign Trade Sales Service System V2.0	Zhuhai Powerbridge Technology Co., Ltd	May 15, 2003	March 3, 2004	China

2.	2004SR01989	Powerbridge EIP – Enterprise Information Portal V2.0	Zhuhai Powerbridge Technology Co., Ltd	October 7, 2003	March 5, 2004	China

3.	2004SR01988	Powerbridge eMC/ Enterprise Collaborative Management System	Zhuhai Powerbridge Technology Co., Ltd	September 1, 2003	March 5, 2004	China

4.	2005SR06176	Powerbridge CDS – Customs Data Submission Management System V3.0	Zhuhai Powerbridge Technology Co., Ltd	March 15, 2003	June 10, 2005	China

5.	2006SR04098	Powerbridge Customs Management System V2.0	Zhuhai Powerbridge Technology Co., Ltd	January 23, 2006	April 4, 2006	China

6.	2006SR05090	Powerbridge IBS – Foreign Trade Business Management System V4.2	Zhuhai Powerbridge Technology Co., Ltd	March 20, 2000	April 25, 2006	China

7.	2006SR06093	Powerbridge AMS – Foreign Trade Financial Management System V4.2	Zhuhai Powerbridge Technology Co., Ltd	December 12, 2005	May 16, 2006	China

8.	2006SR09790	Powerbridge ERP – Foreign Trade Enterprise Resource Management System V4.2	Zhuhai Powerbridge Technology Co., Ltd	March 20, 2000	July 24, 2006	China

9.	2006SR14930	Powerbridge CCS – Commodities Pre-classification System [Abbreviation: CCS] V2.0	Zhuhai Powerbridge Technology Co., Ltd	July 28, 2006	October 27, 2006	China

LEGAL OPINION

NO.	Registration Number	Software Name and Version Number	Copyright Owner	Publication Date of Patent Application	Registration Date	Country of Registration
10.	2006SR14929	Powerbridge eMSP – Enterprise Appliance System Platform [Abbr.: eMSP]	Zhuhai Powerbridge Technology Co., Ltd	August 1, 2006	October 27, 2006	China

11.	2007SR08385	Powerbridge TAS – Foreign Trade Assisting System V1.0	Zhuhai Powerbridge Technology Co., Ltd	March 22, 2007	June 6, 2007	China

12.	2009SR01884	ZHITSP-SME Information Service System V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 25, 2007	January 9, 2009	China

13.	2009SR02664	Powerbridge EMA – Foreign Trade Mail Management System V1.2	Zhuhai Powerbridge Technology Co., Ltd	September 10, 2008	January 13, 2009	China

14.	2009SR03205	Liquid Commodities Online Supervision System [Abbr.: LCS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	May 6, 2008	January 14, 2009	China

15.	2009SR07351	Powerbridge JOB – Human Resource Network System V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 11, 2008	February 24, 2009	China

16.	2009SR027012	Powerbridge BLS – Bonded Logistics System [Abbr.: BLS] V2.1	Zhuhai Powerbridge Technology Co., Ltd	May 26, 2009	July 8, 2009	China

17.	2009SR035903	Powerbridge DEP – Data Integration System [Abbr.: DepSYS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	April 2, 2009	September 1, 2009	China

18.	2010SR000320	Powerbridge PBNET – Technology Development Platform System [Abbr.: PBNET] V1.0	Zhuhai Powerbridge Technology Co., Ltd	April 1, 2009	January 5, 2010	China

19.	2010SR061127	Powerbridge CMS – Manifest Filing Management System [Abbr.: CMS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	January 15, 2009	November 15, 2010	China

20.	2011SR035553	Powerbridge Customs Management Software V3.0	Zhuhai Powerbridge Technology Co., Ltd	February 9, 2010	June 8, 2011	China

21.	2011SR087837	Powerbridge BLD Supply Chain Data Management Software V1.0	Zhuhai Powerbridge Technology Co., Ltd	March 15, 2011	November 28, 2011	China

LEGAL OPINION

NO.	Registration Number	Software Name and Version Number	Copyright Owner	Publication Date of Patent Application	Registration Date	Country of Registration
22.	2012SR000902	Powerbridge BW – Bonded Warehouse Management Software [Abbr.: BW] V1.0	Zhuhai Powerbridge Technology Co., Ltd	September 30, 2011	January 9, 2012	China

23.	2011SR093904	Powerbridge DES – Data Exchange Software [Abbr.: DES] V1.0	Zhuhai Powerbridge Technology Co., Ltd	January 5, 2011	December 12, 2011	China

24.	2011SR093894	Powerbridge BSNET – Technology Development Software [Abbr.: BSNET] V1.0	Zhuhai Powerbridge Technology Co., Ltd	April 16, 2011	December 12, 2011	China

25.	2012SR055413	Custom Data Appliance Support Platform V1.0	Zhuhai Powerbridge Technology Co., Ltd	September 30, 2011	June 26, 2012	China

26.	2012SR059673	Processing Trade Comprehensive Service Platform V1.0	Zhuhai Powerbridge Technology Co., Ltd	November 20, 2011	July 5, 2012	China

27.	2014SR088676	Powerbridge Freight Forwarders Software [Abbr.: FFE] V1.0	Zhuhai Powerbridge Technology Co., Ltd	May 8, 2014	July 1, 2014	China

28.	2014SR185065	Powerbridge Customs Clearance Comprehensive Service Management Software [Abbr.:CCS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	September 22, 2014	December 1, 2014	China

29.	2014SR184333	Powerbridge Customs Clearance Data Management Software [Abbr.: CDS] V4.0	Zhuhai Powerbridge Technology Co., Ltd	October 11, 2014	November 29, 2014	China

30.	2014SR178366	Powerbridge Inspection and Quarantine Supervision Software V1.0	Zhuhai Powerbridge Technology Co., Ltd	September 25, 2014	November 21, 2014	China

LEGAL OPINION

NO.	Registration Number	Software Name and Version Number	Copyright Owner	Publication Date of Patent Application	Registration Date	Country of Registration
31.	2014SR183937	Powerbridge Bonded Logistics Management Software [Abbr.: BLS] V3.0	Zhuhai Powerbridge Technology Co., Ltd	October 13, 2014	November 29, 2014	China

32.	2015SR056785	Powerbridge Manifest Management Software [Abbr.: MMS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	February 9, 2015	March 30, 2015	China

33.	2015SR056922	Customs Uniformly Regulated Logistics Platform [Abbr.: RLP] V1.0	Zhuhai Powerbridge Technology Co., Ltd	February 6, 2015	March 30, 2015	China

34.	2015SR064317	Powerbridge Comprehensive Bonded Zone Regulation Software [Abbr.: BZR] V1.0	Zhuhai Powerbridge Technology Co., Ltd	February 11, 2015	April 17, 2015	China

35.	2015SR068252	Powerbridge Border Trade Management Software [Abbr.: BTW] V1.0	Zhuhai Powerbridge Technology Co., Ltd	February 12, 2015	April 24, 2015	China

36.	2015SR124592	Powerbridge Export Supervised and Bonded Warehouses Reporting Regulation Software [Abbr.: BWR]	Zhuhai Powerbridge Technology Co., Ltd	May 15, 2015	July 6, 2015	China

37.	2016SR028205	Powerbridge Electronic Account Integrated Customs Clearance Management Software [Abbr.: EAD] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 10, 2015	February 5, 2016	China

38.	2016SR028729	Powerbridge Railway Port Management Software [Abbr.: RAW] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 23, 2015	February 14, 2016	China

39.	2016SR035280	Powerbridge Customs Inspection “Three System” Management Software [Abbr.: ILS]	Zhuhai Powerbridge Technology Co., Ltd	December 31, 2015	February 22, 2016	China

40.	2016SR035405	Powerbridge Bonded Commodities Exhibitions and Trade Management Software [Abbr,: ETC] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 28, 2015	February 22, 2016	China

41.	2016SR035407	Powerbridge Cross-border E-commerce Service Management Software [Abbr.: CEC] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 24, 2015	February 22, 2016	China

LEGAL OPINION

NO.	Registration Number	Software Name and Version Number	Copyright Owner	Publication Date of Patent Application	Registration Date	Country of Registration
42.	2016SR312081	Powerbridge Integrated Foreign Trade Service Platform [Abbr.: ITS]	Zhuhai Powerbridge Technology Co., Ltd	July 20, 2016	October 31, 2016	China

43.	2016SR332320	Powerbridge Enterprise Integrated Serivce System [Abbr.: EIS] V2.1	Zhuhai Powerbridge Technology Co., Ltd	August 25, 2016	November 16, 2016	China

44.	2016SR332338	Powerbridge Inspection and Quarantine Service System [Abbr.: INQ] V1.6	Zhuhai Powerbridge Technology Co., Ltd	May 6, 2016	November 16, 2016	China

45.	2016SR332326	Powerbridge Campus Management Information System [Abbr.: PDI] V1.5	Zhuhai Powerbridge Technology Co., Ltd	May 20, 2016	November 16, 2016	China

46.	2016SR332333	Powerbridge Customs Aided Management System [Abbr.: CSM] V2.7	Zhuhai Powerbridge Technology Co., Ltd	September 10, 2016	November 16, 2016	China

47.	2016SR332624	Powerbridge Foundational Support Platform [Abbr.: FSP] V1.5	Zhuhai Powerbridge Technology Co., Ltd	September 21, 2016	November 16, 2016	China

48.	2017SR099054	Powerbridge Unified Bayonet Management Software [Abbr.: UBM] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 31, 2017	China

49.	2017SR096831	Powerbridge Command and Monitor Center Management Software [Abbr.: CMC] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 30, 2017	China

50.	2017SR099053	Powerbridge Single Window Management Software [Abbr.: SWM] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 31, 2017	China
51.	2017SR099068	Powerbridge Road Port Management Software [Abbr.: RPM] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 31, 2017	China
52.	2017SR099058	Powerbridge Bonded Processing Account Management Software [Abbr,: BPA] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 31, 2017	China

LEGAL OPINION

NO.	Registration Number	Software Name and Version Number	Copyright Owner	Publication Date of Patent Application	Registration Date	Country of Registration
53.	2017SR099066	Powerbridge Airport Logistics Service Management Software [Abbr.: APS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 31, 2017	China

54.	2017SR099043	Powerbridge Water Transport Logistics Management Software [Abbr,: WTL] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 22, 2016	March 31, 2017	China

55.	2017SR428911	Powerbridge Cross-border E-commerce Platform [Abbr.: CBEP] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 24, 2015	August 7, 2017	China

56.	2017SR428901	Powerbridge Special Controlled Area Campus Aided Management System [Abbr.: CAS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	May 10, 2016	August 7, 2017	China

57.	2018SR094315	Powerbridge Electronic Account Management Software [Abbr.: EMS] V3.0	Zhuhai Powerbridge Technology Co., Ltd	December 15, 2017	February 6, 2018	China

58.	2018SR094263	Powerbridge Express Package Management Software [Abbr.: EPS] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 15, 2017	February 6, 2018	China

59.	2018SR122274	Powerbridge Special Monitoring Area National Inspection Assistant Management Software [Abbr.: QSIQ] V1.0	Zhuhai Powerbridge Technology Co., Ltd	December 31, 2017	February 24, 2018	China

60.	2018SR122298	Powerbridge Material Level Check and Write Management Software [Abbr.: SNV] V1.0	Zhuhai Powerbridge Technology Co., Ltd	October 31, 2017	February 24, 2018	China

61.	2018SR223184	Powerbridge Customs Uniform Bonded Supervision Software	Zhuhai Powerbridge Technology Co., Ltd	November 30, 2017	March 30, 2018	China

62.	2018SR406080	Powerbridge Post Declaration Management Software	Zhuhai Powerbridge Technology Co., Ltd	February 28, 2017	May 31, 2018	China

LEGAL OPINION

SCHEDULE II
UNDERWRITERS